infacb

Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, AMP
Capital Brookfield (US) LLC., has authorized and designated Joseph T Sommer, Alexa Arnold, and Seth Gelman to execute and file on the undersigned?s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s ownership or transactions in securities of Brookfield Global Listed Infrastructure Income Fund Inc.
(the ?Fund?).  The authority of Joseph T Sommer,
Alexa Arnold, and Seth Gelman under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned?s ownership or transactions in securities of the Fund, unless earlier revoked in writing. The undersigned acknowledges that Joseph T Sommer, Alexa Arnold, and Seth Gelman are not assuming, nor is the Fund assuming, any of the undersigned?s responsibilities to comply with Section 16 of the Securities Exchange Act of 194.



Date: August 29th , 2011


/s/ AMP Capital Brookfield (US) LLC
______________________

AMP Capital Brookfield (US) LLC